Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 dated July 28, 2004 of Partners Trust Financial Group, Inc. of our report dated January 25, 2002 relating to the financial statements of BSB Bancorp, Inc., which appears in BSB Bancorp, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference into the Current Report on Form 8-K of Partners Trust Financial Group, Inc. dated July 14, 2004.

/s/ PricewaterhouseCoopers LLP

Syracuse, New York

July 28, 2004